Exhibit 99(a)
                                                              -------------


                                                    CONTACT:
                                                    Reed Byrum - EDS
                                                    (+1) (972) 605-6790
                                                    reed.byrum@eds.com


FOR RELEASE 3:05 CDT, THURSDAY, OCT. 28, 1999

EDS REPORTS 47 PERCENT GAIN IN INCOME

Company Reports Total Contract Signings of $5.1 Billion
--------------------------------------------------------------------------------


PLANO, Texas - EDS reported today net income for the third quarter of 1999 of $257.3 million, prior to a restructuring charge of $236.3 million and a net pre-tax gain of $81.5 million resulting from dispositions of certain of the Company's non-operating investments -- 47 percent higher than the comparable results a year ago. Excluding the gain and restructuring charge, diluted earnings per share were $0.51, 46 percent above the comparable results in 1998; operating margins on a comparable basis increased to 8.7 percent from 6.8 percent in 1998. Including these items, net income was $158.2 million and diluted earnings per share were $0.31. Revenues for the third quarter of 1999 exceeded $4.7 billion, a 10 percent increase over 1998 comparable revenues of $4.3 billion.

Revenues for the third quarter of 1998 were $4.3 billion; net income was $174.5 million; and diluted earnings per share were $0.35, in each case excluding revenue of $69.0 million, resulting from the sale of a portion of the Company's leasing portfolio and a pre-tax charge of $36.7 million, related to executive retirement. Including these items, revenues for the third quarter of 1998 were $4.4 billion, net income was $195.1 million, and diluted earnings per share were $0.39.

Management Comments

"EDS is living up to its ambitious goals -- and its potential -- with sound earnings and productivity growth. Quarter by quarter, EDS is delivering consistently improved results," said Dick Brown, chairman and chief executive officer of EDS. "Our $5.1 billion contract signings in the third quarter are laying a clear path to future revenue strength, particularly when coupled with the recent MCI WorldCom agreement. EDS is moving to regain its leadership in the information services industry."

In September 1999, EDS realigned its organization on a global basis along the following four lines of business: information technology (IT) outsourcing, served by the Information Solutions unit; business process management, served by the Business Process Management unit; solutions consulting, served by the E.solutions unit; and management consulting, served by EDS' subsidiary A.T. Kearney. These changes are designed to drive future growth at EDS by simplifying the company's approach to the market, improving client focus, and creating fully integrated, global businesses.

The third-quarter restructuring charge consisted primarily of charges associated with the acceptance by approximately 3,000 employees of the company's July early retirement offer, charges resulting from involuntary separations, and asset writedowns.

As EDS takes advantage of additional opportunities for organizational improvements and cost reductions in connection with its realignment, the company expects to take further action that will result in an additional restructuring charge in the fourth quarter of 1999. It is anticipated that this charge will be of a similar nature and size as the charge taken in the first quarter of 1999.

Contract Signings

Total contract signings for the third quarter were $5.1 billion. Significant improvement was also recorded in contract sales in the United States, with 53 percent of the total coming from that area. For the first three quarters of 1999, contract signings totaled $13.7 billion.


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



In the third quarter, EDS and Continental Airlines signed a global service agreement expected to generate revenues of more than $1 billion over the life of the contract. The contract calls for EDS to provide a range of existing and expanded services, including inter-airline electronic ticketing and check-in, to enable the airline to take advantage of the rapidly changing marketplace.

In addition, EDS entered into a 10-year $800 million (U.S.) IT services agreement with Telecom New Zealand (Telecom NZ), which is the largest IT services contract ever signed in New Zealand. Telecom NZ is negotiating to acquire an equity position in EDS' New Zealand subsidiary, together with options to increase such a position. In addition, Telecom NZ, EDS and Microsoft are in discussions regarding an alliance that would develop and deliver electronic business solutions to customers in New Zealand.

Early this week, EDS and MCI WorldCom concluded a $12.4 billion dual outsourcing deal, comprised of a $6.4 billion IT outsourcing agreement from MCI WorldCom to EDS and a $6 billion global network operations outsourcing to MCI WorldCom.

News Highlights

In September, EDS announced its Board of Directors had authorized the repurchase of up to 27 million shares of its common stock. The repurchase is intended to serve as a hedge against the company's long-term exposure with respect to outstanding options and restricted stock units. To fund the repurchase EDS completed the sale, on Oct. 12, of $500 million in principal amount of its 6.850% Notes due 2004, $700 million in principal amount of its 7.125% Notes due 2009 and $300 million in principal amount of its 7.450% Notes due 2029.

Also in September, EDS with agency Fallon McElligott launched the new global branding campaign to raise marketplace recognition and awareness of EDS.

Alliances

EDS announced a strategic alliance with Microsoft Corporation to integrate the global service capabilities of EDS with Microsoft's enterprise solutions platform, providing mutual clients worldwide with efficient and cost-effective end-to-end information technology solutions.

Also in the quarter, EDS announced two more relationships to enhance services for small and midsize clients. Participation in Cisco Systems' Cisco Resource Network program is specifically designed to provide mid-sized businesses with Internet solutions that help them compete as equals with large companies in global electronic business. Through a newly created relationship, EDS, SAP and Sun Microsystems are extending leading-edge enterprise applications solutions designed specifically to meet the functional needs of small and midsize consumer products companies.

In addition, Computer Associates International, Inc. (CA) and EDS announced the availability of a unique inventory tool designed to help companies pinpoint any remaining desktop Y2K vulnerabilities.

Corporate Information

EDS, a leader in the global information technology services industry for more than 35 years, delivers management consulting, electronic business solutions, business process management, and systems and technology expertise to improve the performance of more than 9,000 business and government clients in about 50 countries. EDS reported revenues of $16.9 billion in 1998. The company's stock is traded on the New York Stock Exchange (NYSE:EDS) and the London Stock Exchange. Visit EDS via the Internet at http://www.eds.com.

The statements in this news release that are not historical statements, including statements regarding the amount of contract signings, future revenues, the benefits of our reorganization and estimated fourth-quarter restructuring charges, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond EDS' control that could cause actual results to differ materially from such statements. For information concerning these risks and uncertainties, see EDS' most recent Form 10-Q. EDS disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SUMMARY OF RESULTS OF OPERATIONS
(in millions, except per-share amounts)
                                                        Three Months Ended                 Nine Months Ended
                                                           September 30,                      September 30,
                                                           -------------                      -------------
                                                     1999               1998              1999            1998
                                                     ----               ----              ----            ----
Revenues (1)                                       $4,714.8          $4,352.7          $13,656.8       $12,480.8

Costs and Expenses
    Cost of revenues                                3,854.4           3,555.2           11,264.8        10,236.6
    Selling, general & administrative (2)             451.5             475.1            1,353.0         1,325.2
    Restructuring and other charges (3)               236.3               --               616.1            70.3
                                                   --------          --------          ---------       ---------
Total Costs and Expenses                            4,542.2           4,030.3           13,233.9        11,632.1
                                                   --------          --------          ---------       ---------

Operating Income                                      172.6             322.4              422.9           848.7

Other Income (Expense)
    Gain on Sale of Stock of Subsidiary (4)             --                --                 --             49.6
    Interest Expense and Other, Net (5)                74.6             (17.5)             168.1            13.2
                                                   --------          --------          ---------       ---------
Total Other Income (Expense)                           74.6             (17.5)             168.1            62.8
                                                   --------          --------          ---------       ---------

Income Before Income Taxes                            247.2             304.9              591.0           911.5

Provision for Income Taxes                             89.0             109.8              212.8           310.3
                                                   --------          --------          ---------       ---------

Net Income                                         $  158.2          $  195.1          $   378.2       $   601.2
                                                   ========          ========          =========       =========
Earnings Per Share (1) (2) (3) (4) (5)
    Basic                                             $0.32             $0.40              $0.77           $1.22
    Diluted                                           $0.31             $0.39              $0.75           $1.22
Weighted Average Number of
    Shares Outstanding
    Basic                                             490.8             492.4              491.8           491.9
    Diluted                                           503.7             494.1              503.2           494.6

Cash Dividends Per Share                              $0.15             $0.15              $0.45           $0.45



(1) Revenues from General Motors Corporation ("GM") and its affiliates, excluding Delphi Automotive Systems Corporation ("Delphi"), amounted to $869.7 million and $900.1 million for the three months ended September 30, 1999 and 1998, respectively, and $2,647.5 million and $2,660.0 million for the nine months ended September 30, 1999 and 1998, respectively. Delphi, previously a wholly owned subsidiary of GM, was spun off from GM on May 28, 1999. In addition, revenues for both the three and nine months ended September 30, 1998 include $69.0 million related to the sale of a portion of the Company's leasing portfolio.
(2) Includes a charge of $36.7 million for the three and nine months ended September 30, 1998 related to executive retirement.
(3) Includes the following pre-tax charges: $236.3 million and $379.8 million associated with restructuring activities recorded in the quarters ended September 30, 1999 and March 31, 1999, respectively; $27.8 million for certain asset writedowns recorded during the quarter ended June 30, 1998; and $42.5 million for the write-off of acquired in-process research and development recorded during the quarter ended March 31, 1998.
(4) Tax-free gain on the sale of stock by Unigraphics Solutions Inc, previously a wholly owned subsidiary of EDS, on June 23, 1998.
(5) Includes net pre-tax gains of $81.5 million and $171.5 million, respectively, for the three and nine months ended September 30, 1999 primarily resulting from the sale of certain of the Company's investments.

SUMMARY OF CONSOLIDATED BALANCE SHEETS
(in millions)
                                                           September 30,             December 31,
                                                               1999                     1998
                                                               ----                     ----
ASSETS
Current Assets
    Cash and marketable securities                          $   811.6                $ 1,311.7
    Accounts receivable, net                                  4,518.3                  3,835.0
    Prepaids and other                                          553.8                    486.6
                                                            ---------                ---------
Total Current Assets                                          5,883.7                  5,633.3
                                                            ---------                ---------

Property and Equipment, Net                                   2,591.9                  2,708.1
                                                            ---------                ---------

Operating and Other Assets
    Investments and other assets                              1,171.6                  1,717.6
    Software, goodwill, and other intangibles, net            2,794.5                  1,467.1
                                                            ---------                ---------
Total Operating and Other Assets                              3,966.1                  3,184.7
                                                            ---------                ---------

Total Assets                                                $12,441.7                $11,526.1
                                                            =========                =========


LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
    Accounts payable                                        $   359.6                $   329.8
    Accrued liabilities                                       2,916.7                  2,511.1
    Deferred revenue                                            653.2                    593.3
    Income taxes                                                 19.0                    174.9
    Current portion of long-term debt                           393.2                     47.7
                                                            ---------                ---------
Total Current Liabilities                                     4,341.7                  3,656.8
                                                            ---------                ---------

Deferred Income Taxes                                           266.5                    362.6
Long-term Debt                                                2,286.9                  1,184.3
Redeemable Preferred Stock of Subsidiaries
    and Minority Interests                                      410.1                    405.9
Total Stockholders' Equity                                    5,136.5                  5,916.5
                                                            ---------                ---------

Total Liabilities
    and Stockholders' Equity                                $12,441.7                $11,526.1
                                                            =========                =========


SUMMARY OF CONSOLIDATED CASH FLOWS
                  (in millions)

                                                          Three Months Ended             Nine Months Ended
                                                             September 30,                 September 30,
                                                             ------------                  ------------
                                                          1999          1998            1999          1998
                                                          ----          ----            ----          ----
Net Cash provided by Operating Activities (1)          $   474.1     $   362.7         $1,160.1     $1,221.9
                                                       ---------     ---------         --------     --------

Cash Flows from Investing Activities
     Proceeds from sale of marketable securities            24.0          31.5            107.6         85.8
     Proceeds from investments and other assets            196.7          37.9            542.9        249.0
     Proceeds from divestitures                              --          348.5              9.0        371.5
     Payments for purchases of property and equipment     (147.2)       (166.2)          (505.3)      (613.8)
     Payments for investments and other assets             (37.8)       (141.3)          (182.0)      (347.9)
     Payments related to acquisitions, net of cash
       acquired                                            (50.0)         (5.9)        (1,708.7)      (108.1)
     Payments for purchases of software and other
       intangibles                                         (24.8)         (0.3)           (78.3)       (75.1)
     Payments for purchases of marketable securities        (8.3)        (30.3)           (33.4)       (91.7)
     Other                                                  43.1          14.5            117.3         52.7
                                                         -------       -------         --------     --------
     Net cash provided by (used in) investing activities    (4.3)         88.4         (1,730.9)      (477.6)
                                                         -------       -------         --------     --------

Cash Flows from Financing Activities
     Proceeds from long-term debt                       11,294.2       2,694.5         16,437.7      6,863.1
     Payments on long-term debt                        (10,821.6)     (2,759.3)       (15,049.8)    (7,332.8)
     Proceeds from sale of stock of subsidiaries             --            --               --          65.1
     Purchase of treasury stock                           (837.1)        (16.3)        (1,011.8)       (93.3)
     Employee stock transactions and related tax
       benefits                                             56.1          10.3            104.5         53.8
     Dividends paid                                        (74.0)        (73.8)          (221.5)      (221.4)
                                                       ---------     ---------         --------     --------
     Net cash provided by (used in) financing
       activities                                         (382.4)       (144.6)           259.1       (665.5)
                                                       ---------     ---------         --------     --------
Effect of Exchange Rate Changes on Cash
     and Cash Equivalents                                  (30.8)          8.6            (97.0)         5.9
                                                       ---------     ---------         --------     --------
Net Increase (Decrease) in Cash
     and Cash Equivalents                                   56.6         315.1           (408.7)        84.7
                                                       ---------     ---------         --------     --------
Cash and Cash Equivalents at Beginning of Period           573.5         447.0          1,038.8        677.4
                                                       ---------     ---------         --------     --------
Cash and Cash Equivalents at End of Period             $   630.1     $   762.1         $  630.1     $  762.1
                                                       =========     =========         ========     ========



(1) Depreciation and amortization for the three and nine months ended September 30, 1999, was $382.2 million and $1,066.4 million, respectively. Depreciation and amortization for the three and nine months ended September 30, 1998, was $326.1 million and $1,005.8 million, respectively.